Exhibit 4.3

TEXTRON INC.

OFFICERS’ CERTIFICATE

Pursuant to Section 3.1 of the Indenture

Textron Inc., a Delaware corporation (“Textron”), hereby certifies, through its Vice President and Treasurer, Mary F. Lovejoy, and its Assistant Secretary, Ann T. Willaman, pursuant to Section 3.1 of the Indenture dated as of September 10, 1999, between Textron and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The Bank of New York), as Trustee (the “Indenture”), as follows:

1.                                      Pursuant to authority delegated by Textron’s Board of Directors on December 5, 2012 to the Chief Executive Officer and Chief Financial Officer of Textron and the written action of Frank T. Connor, Executive Vice President and Chief Financial Officer of Textron, dated as of January 23, 2014, Textron has created (a) a series of senior debt securities of Textron, designated as the 3.65% Notes due March 1, 2021 (the “2021 Notes”), to be issued under the Indenture, and authorized the sale of up to $250,000,000 aggregate principal amount of the 2021 Notes, and (b) a series of senior debt securities of Textron, designated as the 4.30% Notes due March 1, 2024 (the “2024 Notes” and, together with the 2021 Notes, the “Notes”), to be issued under the Indenture, and authorized the sale of up to $350,000,000 aggregate principal amount of the 2024 Notes.

2.                                      The terms of the Notes as authorized and determined by written action of Frank T. Connor, Executive Vice President and Chief Financial Officer of Textron, dated January 23, 2014, are as follows:

(1)                                 The title of the 2021 Notes shall be 3.65% Notes due March 1, 2021 (CUSIP: 883203 BT7). The title of the 2024 Notes shall be 4.30% Notes due March 1, 2024 (CUSIP: 883203 BU4).

(2)                                 The Notes shall be issued under the Indenture.

(3)                                 The principal of the 2021 Notes shall be payable on March 1, 2021 in United States dollars. The principal of the 2024 Notes shall be payable on March 1, 2024 in United States dollars.

(4)                                 The 2021 Notes shall bear interest at an annual rate of 3.65% from January 30, 2014, payable semiannually in arrears on March 1 and September 1 of each year, commencing September 1, 2014 until the principal of the 2021 Notes is paid or made available for payment. The interest payable on the 2021 Notes shall be paid to the persons in whose name the 2021 Notes are registered at the close of business on February 15 or August 15 (whether or not a Business Day) next preceding such March 1 or September 1, respectively. The 2024 Notes shall bear interest at an annual rate of 4.30% from January 30, 2014, payable semiannually in arrears on March 1 and September 1 of each year, commencing September 1, 2014 until the principal of the 2024 Notes is paid or made available for payment. The interest payable on the 2024 Notes shall be paid to the persons in whose name the 2024 Notes are registered at the close of business on February 15 or August 15 (whether or not a Business Day) next preceding such March 1 or September 1, respectively. Interest on the Notes of each series shall accrue from January 30, 2014. Principal and interest shall be paid in United States dollars.

(5)                                 The Notes of each series shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof in United States dollars.

(6)                                 Payment of the principal of and interest on the Notes shall be made at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, New York, presently located at 101 Barclay St., New York, New York, 10286; provided that, at the option of Textron, payment of interest with respect to the Notes of either series may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register for the Notes of such series.

(7)                                 The Notes of each series shall be redeemable, at the option of Textron, in whole or in part on any date prior to the maturity date therefor established in paragraph (3) hereof with respect to the Notes of such series (an “Optional Redemption Date”), at the Optional Redemption Price (as defined herein) for the Notes of such series, plus accrued and unpaid interest on such Notes up to, but not including, such Optional Redemption Date. For all purposes hereof:

“Adjusted Treasury Rate” means, with respect to the redemption of Notes of either series on an Optional Redemption Date therefor, the annual rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for the Notes of such series, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to such Comparable Treasury Price for such Optional Redemption Date.

“Comparable Treasury Issue” means, with respect to the redemption of Notes of either series on an Optional Redemption Date therefor, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes of such series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to the redemption of the Notes of either series on an Optional Redemption Date therefor:

(a)                                 the average of the Reference Treasury Dealer Quotations for the Notes of such series for such Optional Redemption

Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or

(b)                                 if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means the Reference Treasury Dealer appointed by Textron.

“Optional Redemption Price” means (a) with respect to the redemption of (i) the 2021 Notes at any time prior to the maturity date therefor and (ii) the 2024 Notes at any time prior to December 1, 2023, in each case the greater of: (A) 100% of the principal amount of Notes to be redeemed and (B) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of such Notes and interest on such Notes that would be due on or after an Optional Redemption Date therefor but for such redemption (not including any portion of such interest payments accrued as of such Optional Redemption Date) discounted to such Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate for such Notes plus 20 basis points, in the case of the 2021 Notes, and 25 basis points, in the case of the 2024 Notes and (b) with respect to the redemption of the 2024 Notes at any time on or after December 1, 2023 and prior to the maturity date therefor, 100% of the principal amount of the 2024 Notes to be redeemed.

“Reference Treasury Dealer” means each of (a) J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and their successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, Textron shall substitute another Primary Treasury Dealer and (b) any other Primary Treasury Dealers selected by Textron.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the redemption of Notes of either series on an Optional Redemption Date therefor, the average, as determined by Textron, of the bid and asked prices for the Comparable Treasury Issue for the Notes of such series (expressed in each case as a percentage of its principal amount) which such Reference Treasury Dealer quotes in writing to the Trustee at 5:00 p.m., New York City time, on the third Business Day before such Optional Redemption Date.

(8)                                 The notice of redemption of the Notes may summarize the method by which the Optional Redemption Price will be determined rather than state the actual dollar amount.

(9)                                 In the event that Textron does not consummate the acquisition of Beech Holdings, LLC, or the Agreement and Plan of Merger dated as of December 26, 2013 among Beech Holdings, LLC, Sky Intermediate Merger Sub, LLC, Textron and Textron Acquisition LLC (the “Merger Agreement”) is terminated, on or before December 31, 2014 (the “Acquisition Deadline Date”), Textron will redeem all the 2021 Notes at a redemption price equal to 101% of the principal amount thereof (the “Special Mandatory Redemption Price”), plus accrued and unpaid interest to but excluding the Special Mandatory Redemption Date (as defined herein). If Textron is so required to redeem the 2021 Notes, Textron will cause notice to be sent to each Holder of the 2021 Notes, with a copy to the Trustee, at their registered addresses within five Business Days after the occurrence of the event that requires Textron to redeem the 2021 Notes. For all purposes hereof, “Special Mandatory Redemption Date” means the earlier to occur of (a) January 31, 2015 (or if such day is not a Business Day, the first Business Day thereafter) and (b) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Merger Agreement for any reason.

(10)                          Upon the occurrence of a Change of Control Triggering Event (as defined herein) with respect to the Notes of a series, unless Textron has exercised its right to redeem the Notes of such series pursuant to paragraph (7) or, in the case of the 2021 Notes, paragraph (9) hereof, each Holder of the Notes of such series will have the right to require Textron to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes as provided herein (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, on such Notes to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to the Notes of a series, Textron shall send, by first class mail, a notice to each Holder of such Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i)                         a description of the transaction or transactions that constitute such Change of Control Triggering Event;

(ii)                      that the Change of Control Offer is being made pursuant to this paragraph (10) and that all Notes validly tendered will be accepted for payment;

(iii)                   the Change of Control Payment and the Change of Control Payment Date, which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;

(iv)                  that any Note not tendered will continue to accrue interest;

(v)                     that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date unless Textron shall default in the Change of Control Payment and the only remaining right of the Holder thereof is to receive the Change of Control Payment upon surrender of such Note to the Paying Agent;

(vi)                  that Holders of Notes electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof;

(vii)               that if a Holder of Notes elects to have its Notes purchased pursuant to the Change of Control Offer it will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(viii)            that a Holder of Notes will be entitled to withdraw its election if Textron receives, not later than the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased; and

(ix)                  that if Notes are purchased only in part a new Note of the same type will be issued in a principal amount equal to the unpurchased portion of the Notes surrendered.

On the Change of Control Payment Date for the Notes of a series, Textron shall, to the extent lawful, (i) accept for payment all Notes of such series or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes of such series or portions thereof properly tendered and (iii) deliver or cause to be delivered to the Trustee for cancellation the Notes of such series properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Textron. The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee, upon receipt of an order from Textron, shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any, in denominations as set forth in the Indenture. Textron shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this paragraph (10), Textron will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph (10) by virtue of such conflicts.

For all purposes hereof:

“Below Investment Grade Rating Event “ means the ratings on the Notes of a series are lowered by each of the Rating Agencies and the Notes of such series are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee or Textron in writing at the Trustee’s or Textron’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(a)  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Textron’s properties or assets and of Textron’s subsidiaries’ properties or assets taken as a whole to any Person or group of related “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (a “Group”) other than Textron or one of Textron’s subsidiaries;

(b)  the adoption of a plan relating to liquidation or dissolution of Textron;

(c)  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Textron’s Voting Stock; or

(d)  the first day on which a majority of the members of Textron’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (1) Textron becomes a direct or indirect wholly owned subsidiary of a holding company and (2) immediately following that transaction, (A) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of Textron’s Voting Stock immediately prior to that transaction or (B) no Person or Group is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means, with respect to the Notes of a series, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of Textron’s Board of Directors who (1) was a member of Textron’s Board of Directors on the date of the issuance of the Notes or (2) was nominated for election, elected or appointed to Textron’s Board of Directors with the approval of a majority of the Continuing Directors who were members of Textron’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of Textron’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB-

(or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means, with respect to the Notes of a series, (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes of that publicly available for reasons outside of Textron’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Textron (as certified by a resolution of Textron’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

(11)                          The Notes of each series shall not be subject to any optional or mandatory sinking fund.

(12)                          The Notes of each series shall be issued only in registered form without coupons.

(13)                          The Notes of each series shall be issuable in definitive form as prescribed by the Indenture.

(14)                          The Notes of each series shall be represented by one or more Global Securities in the form attached as Exhibit A.

(15)                          Textron will not pay additional amounts on the Notes of either series held by a Person who is not a United States Person in respect of any tax, assessment or governmental charge withheld or deducted.

(16)                          Without notice to or consent of any Holder of Notes of a series, Textron may, from time to time and at any time, issue and sell additional Notes of such series with the same applicable terms and conditions as set forth above (or the same applicable terms and conditions except for the payment of interest accruing prior to the issue date of the additional Notes of such series or except for the first payment of interest following the issue date of the additional Notes of such series).

(17)                          The Trustee shall be the registrar and transfer agent for the Notes and the paying agent of Textron for the payment of the principal of and interest on the Notes of each series; the Trustee shall select an Authenticating Agent; and the register for the Notes of each series shall be kept, and notices and demands to or upon Textron in respect of the Notes of each series and the Indenture may be served, at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, New York.

Terms capitalized herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, Textron Inc., through the undersigned officers, signed this certificate and affixed the corporate seal of Textron Inc.

Dated: January 30, 2014

TEXTRON INC.

	By:	/s/ Mary F. Lovejoy
	Name:	Mary F. Lovejoy
	Title:	Vice President and Treasurer

	By:	/s/ Ann T. Willaman
	Name:	Ann T. Willaman
	Title:	Assistant Secretary

Signature Page to Officers’ Certificate pursuant to Section 3.1 of the Indenture